SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                 FORM N-8A

                       NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer International Growth Fund

Address of Principal Business Office (No. & Street, City, State, Zip
Code):

           Two World Trade Center, New York, New York 10048-0203

Telephone Number (including area code):  (212) 323-0200

Name and address of agent for service of process:

                          Andrew J. Donohue, Esq.
                Executive Vice President & General Counsel
                    Oppenheimer Management Corporation
                    Two World Trade Center - Suite 3400
                       New York, New York 10048-0203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     Yes   X              No ___

--------------------------------------------------------------------------
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 12th day of January, 1996.


                                    Oppenheimer International Growth Fund


                                          /s/ Andrew J. Donohue
                                    By:__________________________________
                                          Andrew J. Donohue, Secretary

          /s/ Robert G. Zack
Attest:  ____________________________________
          Robert G. Zack, Assistant Secretary